Exhibit 99.1

Quidel Contact:	Media and Investors Contact:
Quidel Corporation	Quidel Corporation
Randy Steward	Ruben Argueta
Chief Financial Officer	858.646.8023
858.552.7931	ruben.argueta@quidel.com

QUIDEL REPORTS FIRST QUARTER 2015 FINANCIAL RESULTS
SAN DIEGO, CA – (Marketwired) - April 23, 2015 — Quidel Corporation (NASDAQ: QDEL), a provider of rapid diagnostic testing solutions, cellular-based virology assays and molecular diagnostic systems, announced today financial results for the first quarter ended March 31, 2015.
First Quarter 2015 Highlights:

•	Total revenues grew 31% to $61.3 million, as compared to $46.7 million in the first quarter of 2014.

•	New product revenues increased 104% from the first quarter of 2014 to $16.1 million.

•
Reported GAAP EPS of $0.11 per diluted share as compared to $(0.04) per share in the first quarter of 2014 and non-GAAP EPS of $0.30 per diluted share as compared to $0.08 per diluted share in the first quarter of 2014.

•	Sofia® installed base exceeded 10,000 instrument placements.

•	Received 510(k) clearance from the United States Food and Drug Administration (FDA) for Quidel's AmpliVue® Trichomonas Assay, Quidel's sixth molecular assay in the AmpliVue format.

•	Received CE Mark for the Solana™ molecular instrument and the Solana™ Group A Strep molecular assay.
First Quarter 2015 Results
Total revenues for the first quarter of 2015 rose 31% to $61.3 million, as compared to $46.7 million in the first quarter of 2014. The increase in revenue was due primarily to greater sales of Infectious Disease products in the first quarter of 2015 as well as growth across all major categories.

Infectious Disease product revenues grew 35% in the first quarter, as compared to the first quarter of 2014, led by influenza products. Total influenza product sales in the first quarter increased 47% to $33.3 million, the result of a 91% increase in Sofia influenza orders and a 44% increase in QuickVue® influenza orders as compared to the first quarter of last year. In the first quarter of 2015, versus the first quarter of 2014, Women's Health revenue grew 14% to $9.3 million and Gastrointestinal revenue grew 7% to $1.7 million. New product revenues increased 104% from the first quarter of 2014 to $16.1 million.

On a trailing-twelve month basis, new product revenues increased 105% to $45.8 million, and $10.1 million were from non-flu new products, an increase of 137%.

“We are pleased to report on another solid quarter. Demand for our influenza, Strep A and RSV products in the first quarter remained strong, leading to growth in both QuickVue and Sofia, while also driving meaningful Sofia installation activity that allowed us to reach the 10,000-placement mark early in the first quarter,” said Douglas Bryant, president and CEO of Quidel Corporation. “Our AmpliVue and Lyra product lines also grew noticeably in the quarter, due in part to the commercialization of several assays that were cleared within the last year. We had a fine start to the year and believe that we have several opportunities ahead that may translate into growth in the near to medium term.”

In the quarter, total costs and expenses were $52.6 million as compared to $48.7 million in the first quarter of 2014. Cost of Sales increased $0.9 million, mostly due to increased revenues. Gross margin for the quarter was 66% as compared to 57% for the same period last year. The improvement in gross margin was the result of product mix, driven by higher influenza sales, plus the expiration of the Alere royalty amortization. Operating expenses, excluding amortization of intangible assets, were $29.3 million in the first quarter of 2015, as compared to $26.2 million in the first quarter of 2014. This increase in expenses was the result of higher selling expenses related to higher revenue and additional investments made to the sales organization, as well as increased general and administrative expenses due to one-time expenses associated with business development activities that have concluded.

Net income for the first quarter of 2015 was $4.0 million, or $0.11 per diluted share, compared to net loss of $1.5 million, or $(0.04) per share, for the first quarter of 2014. On a non-GAAP basis, excluding amortization of intangibles, stock compensation expense and certain non-recurring items, net income for the first quarter of 2015 was $10.8 million, or $0.30 per diluted share, compared to $2.9 million, or $0.08 per diluted share, for the same period in 2014.

Non-GAAP Financial Information
The Company is providing non-GAAP financial information to exclude the effect of stock-based compensation, amortization of intangibles and certain non-recurring items on earnings (loss) and net earnings (loss) per share as a supplement to its consolidated financial statements, which are presented in accordance with generally accepted accounting principles in the U.S., or GAAP.

Management is providing the adjusted net earnings (loss) and adjusted net earnings (loss) per share information for the periods presented because it believes this enhances the comparison of the Company’s financial performance from period-to-period, and to that of its competitors. This press release is not meant to be considered in isolation, or as a substitute for results prepared in accordance with GAAP. A reconciliation of the non-GAAP financial measures to the comparable GAAP measures is included in this press release as part of the attached financial tables.

Conference Call Information
Quidel management will host a conference call to discuss the first quarter results as well as other business matters today beginning at 5:00 p.m. Eastern Time (2:00 p.m. Pacific Time). During the conference call, management may answer questions concerning business and financial developments and trends. Quidel’s responses to these questions, as well as other matters discussed during the conference call, may contain or constitute material information that has not been previously disclosed.

To participate in the live call by telephone from the U.S., dial 877-930-5791, or from outside the U.S. dial 253-336-7286, and enter the pass code 1886-0799.

A live webcast of the call can be accessed at http://ir.quidel.com, and the Web site replay will be available for 14 days. The telephone replay will be available for 48 hours beginning at 8:00 p.m. Eastern Time (5:00 p.m. Pacific Time) today by dialing 855-859-2056 from the U.S., or 404-537-3406 for international callers, and entering pass code 1886-0799.
About Quidel Corporation
Quidel Corporation serves to enhance the health and well-being of people around the globe through the development of diagnostic solutions that can lead to improved patient outcomes and provide economic benefits to the healthcare system. Marketed under the QuickVue®, D3® Direct Detection and Thyretain® leading brand names, as well as under the new Sofia®, AmpliVue® and Lyra® brands, Quidel’s products aid in the detection and diagnosis of many critical diseases and conditions, including, among others, influenza, respiratory syncytial virus, Strep A, herpes, pregnancy, thyroid disease and fecal occult blood. Quidel’s research and development engine is also developing a continuum of diagnostic solutions from advanced lateral-flow and direct fluorescent antibody to molecular diagnostic tests to further improve the quality of healthcare in physicians’ offices and hospital and reference laboratories. For more information about Quidel’s comprehensive product portfolio, visit quidel.com.
This press release contains forward-looking statements within the meaning of the federal securities laws that involve material risks, assumptions and uncertainties. Many possible events or factors could affect our future financial results and performance, such that our actual results and performance may differ materially from those that may be described or implied in the forward-looking statements. As such, no forward-looking statement can be guaranteed. Differences in actual results and performance may arise as a result of a number of factors including, without limitation, fluctuations in our operating results resulting from seasonality, the timing of the onset, length and severity of cold and flu seasons, government and media attention focused on influenza and the related potential impact on humans from novel influenza viruses, adverse changes in competitive conditions in domestic and international markets, changes in sales levels as it relates to the absorption of our fixed costs, lower than anticipated market penetration of our products, the reimbursement system currently in place and future changes to that system, and changes in economic conditions in our domestic and international markets, the quantity of our product in our distributors’ inventory or distribution channels, changes in the buying patterns of our distributors and changes in the healthcare market and consolidation of our customer base; our development and protection of intellectual property; our development of new technologies, products and markets; our reliance on a limited number of key distributors; our reliance on sales of our influenza diagnostics tests; our ability to manage our growth strategy, including our ability to integrate companies or technologies we have acquired or may acquire; intellectual property risks, including but not limited to, infringement litigation; limitations and covenants in our senior credit facility; our need for additional funds to finance our operating needs; volatility and disruption in the global capital and credit markets; acceptance of our products among physicians and other healthcare providers; competition with other providers of diagnostic products; adverse actions or delays in new product reviews or related to currently-marketed products by the U.S. Food and Drug Administration (the “FDA”); changes in government policies; compliance with other government regulations, such as safe working conditions, manufacturing practices, environmental protection, fire hazard and disposal of hazardous substances; third-party reimbursement policies; our ability to meet demand for our products; interruptions in our supply of raw materials; product defects; business risks not covered by insurance and exposure to other litigation claims; interruption to our computer systems; competition for and loss of management and key personnel; international risks, including but not limited to, compliance with product registration requirements, exposure to currency exchange fluctuations and foreign currency exchange risk sharing arrangements, longer payment cycles, lower selling prices and greater difficulty in collecting accounts receivable, reduced protection of intellectual property rights, political and economic instability, taxes, and diversion of lower priced international products into U.S. markets; our significant debt service requirements; the possibility that we may incur additional indebtedness; our ability to settle conversions of our convertible senior notes in cash; the effect on our operating results from the trigger of the conditional conversion feature of our convertible senior notes; dilution resulting from future sales of our equity; volatility in our stock price; provisions in our charter documents, Delaware law and our convertible senior notes that might delay or impede stockholder actions with respect to business combinations or similar transactions; and our intention of not paying dividends. Forward-looking statements typically are identified by the use of terms such as “may,” “will,” “should,” “might,” “expect,” “anticipate,” “estimate,” “plan,” “intend,” “goal,” “project,” “strategy,” “future,” and similar words, although some forward-looking statements are expressed differently. The risks described in reports and registration statements that we file with the Securities and Exchange Commission (the “SEC”) from time to time should be carefully considered. You are cautioned not to place undue reliance on these forward-looking statements, which reflect management’s analysis only as of the date of this press release. We undertake no obligation to publicly release the results of any revision or update of these forward-looking statements, except as required by law.

QUIDEL CORPORATION
CONSOLIDATED STATEMENTS OF OPERATIONS
(In thousands, except per share data; unaudited)

	Three months ended March 31,
	2015	2014
Total revenues	$61,302	$46,673
Cost of sales (excludes amortization of intangible assets from acquired businesses and technology)	21,112	20,247
Research and development	8,051	9,081
Sales and marketing	11,389	9,927
General and administrative	9,860	7,226
Amortization of intangible assets from acquired businesses and technology	2,201	2,208
Total costs and expenses	52,613	48,689
Operating income (loss)	8,689	(2,016)
Interest expense, net	(2,895)	(360)
Income (loss) before taxes	5,794	(2,376)
Provision (benefit) for income taxes	1,803	(864)
Net income (loss)	$3,991	$(1,512)

Basic earnings (loss) per share	$0.12	$(0.04)
Diluted earnings (loss) per share	$0.11	$(0.04)

Weighted shares used in basic per share calculation	34,641	34,199
Weighted shares used in diluted per share calculation	35,745	34,199

Gross profit as a % of total revenues	66%	57%
Research and development as a % of total revenues	13%	19%
Sales and marketing as a % of total revenues	19%	21%
General and administrative as a % of total revenues	16%	15%

Condensed balance sheet data (in thousands):	3/31/2015	3/31/2014
Cash, cash equivalents and restricted cash	$232,894	$25,706
Accounts receivable, net	18,676	16,676
Inventories	22,894	24,986
Total assets	455,193	271,419
Long term debt	143,705	5,005
Stockholders’ equity	251,451	225,007

QUIDEL CORPORATION
Reconciliation of Non-GAAP Financial Information
(In thousands, except per share data; unaudited)

	Three months ended March 31,
	2015	2014
	(unaudited)
Net income (loss) - GAAP	$3,991	$(1,512)
Add:
Non-cash stock compensation expense	2,068	2,239
Amortization of intangibles	3,003	4,752
Amortization of debt discount and issuance costs	1,319	—
One-time business development expenses	2,305	—
Income tax impact of valuation allowance for deferred tax assets	797	—
Income tax impact of non-cash stock compensation expense, amortization of intangibles, debt discount and issuance costs and one-time business development expenses	(2,704)	(2,545)
Adjusted net income	$10,779	$2,934
Basic earnings per share:
Adjusted net earnings	$0.31	$0.09
Net earnings (loss) - GAAP	$0.12	$(0.04)
Diluted earnings per share:
Adjusted net earnings	$0.30	$0.08
Net earnings (loss) - GAAP	$0.11	$(0.04)